Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS
PROVIDES 2018 FINANCIAL GUIDANCE

▪
Full-Year 2017 Revenues of $52.5 Billion, Comparable with Full-Year 2016 Operationally; Excluding Impact of February 2017 Divestiture of Hospira Infusion Systems (HIS), Revenues Increased 2% Operationally

▪	Fourth-Quarter 2017 Revenues of $13.7 Billion, Comparable with Fourth-Quarter 2016 Operationally; Excluding Impact of February 2017 Divestiture of HIS, Revenues Increased 2% Operationally

▪	Full-Year 2017 Reported Diluted EPS(1) of $3.52, Adjusted Diluted EPS(2) of $2.65; Fourth-Quarter 2017 Reported Diluted EPS(1) of $2.02, Adjusted Diluted EPS(2) of $0.62

▪	Provides 2018 Financial Guidance, Including Revenues of $53.5 to $55.5 Billion, Adjusted Diluted EPS(2) of $2.90 to $3.00 and Adjusted Effective Tax Rate(2) of Approximately 17.0%

–	2018 Guidance Midpoints Imply Revenue Growth of 4% and Adjusted Diluted EPS(2) Growth of 11%

▪	Anticipates Repatriation Tax Liability of Approximately $15 Billion, Payable to the U.S. Treasury
NEW YORK, NY, Tuesday, January 30, 2018 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2017 and provided 2018 financial guidance.
Results for the fourth quarter and the full year of 2017 and 2016(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2017	2016	Change	2017	2016	Change
Revenues	$ 13,703	$ 13,627	1%	$ 52,546	$ 52,824	(1%)
Reported Net Income(1)	12,274	775	*	21,308	7,215	*
Reported Diluted EPS(1)	2.02	0.13	*	3.52	1.17	*
Adjusted Income(2)	3,772	2,894	30%	16,085	14,761	9%
Adjusted Diluted EPS(2)	0.62	0.47	32%	2.65	2.40	11%

* Indicates calculation result is greater than 100%.
REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 8,218	$ 7,726	6%	5%	$ 31,422	$ 29,197	8%	8%
Essential Health	5,484	5,902	(7%)	(8%)	21,124	23,627	(11%)	(10%)
Total Company	$ 13,703	$ 13,627	1%	—	$ 52,546	$ 52,824	(1%)	—

Excluding HIS revenues from all periods:
Total Company	$ 13,703	$ 13,348	3%	2%	$ 52,449	$ 51,666	2%	2%
Essential Health	5,484	5,623	(2%)	(3%)	21,027	22,469	(6%)	(6%)

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of H.R.1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (also known as the “Tax Cuts and Jobs Act” or the “TCJA”). The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the Federal corporate income tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax that is payable over eight years on deemed repatriated accumulated earnings of foreign subsidiaries. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for fourth-quarter and full-year 2017 as well as the estimated impact on 2018 Financial Guidance for the effective tax rate on Adjusted income(2) are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018.
Acquisitions and divestitures completed in 2016 and 2017 impacted financial results in the periods presented(4). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).
2018 FINANCIAL GUIDANCE(6)
Pfizer’s 2018 financial guidance is presented below. Financial guidance reflects a full year contribution from Consumer Healthcare. Pfizer continues to expect that any decision regarding strategic alternatives for Consumer Healthcare will be made during 2018. Financial guidance also assumes no generic competition for Lyrica in the U.S. until June 2019, which is contingent upon a six-month patent-term extension granted by the U.S. Food and Drug Administration (FDA) for pediatric exclusivity, which the company is currently pursuing.

Revenues	$53.5 to $55.5 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.5% to 21.5%
Adjusted SI&A Expenses(2)	$14.0 to $15.0 billion
Adjusted R&D Expenses(2)	$7.4 to $7.9 billion
Adjusted Other (Income)/Deductions(2)	Approximately $400 million of income
Effective Tax Rate on Adjusted Income(2)	Approximately 17.0%
Adjusted Diluted EPS(2)	$2.90 to $3.00

The 2018 financial guidance for the effective tax rate on Adjusted income(2) reflects the enactment of the TCJA.
Financial guidance for Adjusted diluted EPS(2) anticipates share repurchases totaling $5.0 billion in 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these anticipated share repurchases.

CAPITAL ALLOCATION

▪	Increasing Investment in the U.S.

–	Over the next five years, Pfizer plans to invest approximately $5.0 billion in capital projects in the U.S., including the strengthening of Pfizer’s manufacturing presence in the U.S.

–
In fourth-quarter 2017, following the passage of the TCJA, Pfizer made a $200 million charitable contribution to the Pfizer Foundation, an organization that provides grant and investment funding to support organizations and social entrepreneurs in an effort to improve health care delivery.

–	Pfizer also plans to make a $500 million contribution to its U.S. pension plan in 2018.

–	The company also has allocated approximately $100 million for a special, one-time bonus to be paid to all non-executive Pfizer colleagues in first-quarter 2018.

▪	During 2017, Pfizer returned $12.7 billion directly to shareholders, through a combination of:

–	$7.7 billion of dividends, composed of quarterly payments of $0.32 per share of common stock; and

–
a $5.0 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017, which resulted in a reduction of approximately 150 million shares of Pfizer’s outstanding common stock.

▪	The full-year 2017 diluted weighted-average shares used to calculate earnings per common share was 6,058 million shares, a reduction of 100 million shares compared to full-year 2016.

▪	In 2018, Pfizer anticipates quarterly dividend payments of $0.34 per share of common stock in addition to $5.0 billion of share repurchases.

▪
As of January 30, 2018, Pfizer’s remaining share repurchase authorization was $16.4 billion, which includes a new $10.0 billion share repurchase program that was authorized by Pfizer’s board of directors in December 2017.

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Pfizer had a strong year in 2017, delivering solid financial results, advancing several significant pipeline programs and enhancing shareholder value with prudent capital allocation decisions. Regarding our revenue performance in 2017, Pfizer Innovative Health was driven by continued strength from several anchor brands, including Ibrance, Eliquis and Xeljanz -- all of which currently have market-leading positions with many years of patent protection remaining. Pfizer Essential Health generated strong operational revenue growth in emerging markets and in our Biosimilars portfolio but was negatively impacted by the HIS divestiture, the expected impact of product losses of exclusivity and legacy Hospira product shortages in the U.S.
“In 2017, we received ten approvals from the FDA, significantly more than Pfizer has achieved in any year in the past decade. Building on these achievements, during 2018 we look forward to important regulatory decisions and clinical data readouts across our pipeline that will drive the next wave of innovation at Pfizer.
“I believe our capital allocation decisions in 2017 enhanced shareholder value. In addition to investing in our business, we also returned $12.7 billion directly to shareholders through a combination of dividends and share repurchases and we decided to explore potential strategic alternatives for our Consumer Healthcare business. We remain on track to make this decision, which could include everything from a full or partial separation to ultimately deciding to retain the business, during 2018.
“I believe our current management and business structure, the tireless dedication of our colleagues and the strong culture we have nurtured position Pfizer especially well for continued success,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “Overall, I am pleased with our 2017 financial performance. Despite absorbing a $2.1 billion impact from products that recently lost marketing exclusivity, we were still able to achieve 1% operational revenue growth in 2017 after excluding the net impact of acquisitions and divestitures completed in 2016 and 2017. We also delivered Adjusted diluted EPS(2) growth of 11% in 2017, primarily reflecting a lower effective tax rate due to tax reform, strong performance of key products, continued success in managing our operating expenses and the net impact of our share repurchases.
“Our 2018 financial guidance at the midpoint of our ranges implies revenue growth of 4% and Adjusted diluted EPS(2) growth of 11% compared to 2017 results, which absorbs an anticipated $2.0 billion revenue headwind due to products that recently lost marketing exclusivity. Our effective tax rate on Adjusted income(2) is expected to be approximately 17.0% in 2018, significantly lower than the approximately 23.0% that we previously anticipated for full-year 2017, prior to the enactment of tax reform. Notably, our guidance for Adjusted diluted EPS(2) anticipates share repurchases totaling $5.0 billion in 2018, which is expected to be offset by approximately half due to dilution related to share-based employee compensation programs.
“Finally, regarding tax reform, I am pleased that the aspects of most importance to us were addressed in the new tax code, strengthening our ability to make capital allocation decisions that maximize patient benefit and enhance shareholder value. In addition to an anticipated effective tax rate on Adjusted income(2) in 2018 that is meaningfully lower than in prior years, Pfizer anticipates a repatriation tax liability of approximately $15 billion payable to the U.S. Treasury over eight years as a result of the passage of the TCJA,” Mr. D’Amelio concluded.

QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2017 vs. Fourth-Quarter 2016)
Fourth-quarter 2017 revenues totaled $13.7 billion, an increase of $75 million, or 1% compared to the prior-year quarter, reflecting the favorable impact of foreign exchange of $114 million, or 1%, offset by an operational decline of $39 million, or less than 1%.
Excluding the revenues for HIS in the prior-year quarter and the favorable impact of foreign exchange, fourth-quarter 2017 revenues increased by $240 million, or 2% operationally. Fourth-quarter 2017 revenues excluding the net impact of acquisitions and divestitures completed in 2016 and 2017 increased $137 million, or 1% operationally, compared to fourth-quarter 2016.
Innovative Health Highlights

▪
IH revenues increased 5% operationally in fourth-quarter 2017, driven by continued growth from key brands including Eliquis globally, Xeljanz primarily in the U.S., Prevenar 13 primarily in emerging markets, as well as Lyrica, Ibrance and Chantix/Champix, all primarily in the U.S. Global revenues for Eliquis increased 43% operationally, while global Xeljanz revenues grew 47% operationally.

▪	Global Prevnar 13/Prevenar 13 revenues increased 7% operationally in fourth-quarter 2017.

–
Prevenar 13 revenues in international markets increased 27% operationally, primarily due to the favorable overall impact of timing and increased volume associated with government purchases in certain emerging markets for the pediatric indication compared with the year-ago quarter, as well as from the inclusion of Prevenar 13 in additional national immunization programs in certain emerging markets for the adult and pediatric indications in fourth-quarter 2017.

–
In the U.S., Prevnar 13 revenues declined 7%, primarily due to the continued decline in revenues for the adult indication due to a smaller remaining “catch up” opportunity compared to the prior-year quarter, partially offset by increased government purchases in fourth-quarter 2017 compared to fourth-quarter 2016 for the pediatric indication.

▪	Global Ibrance revenues grew 11% operationally in fourth-quarter 2017.

–	In the U.S., Ibrance revenues increased 27% compared with the prior-year quarter, primarily due to continued strong uptake in the metastatic breast cancer setting.

–
Ibrance revenues in international markets declined in fourth-quarter 2017, negatively impacted by a one-time price adjustment to full-year 2017 revenues in certain developed Europe markets related to finalizing reimbursement agreements in these markets. These agreements establish pricing levels comparable to European pricing analogues for oncology products, ensure patient access and are expected to drive future growth in these markets. Despite the one-time impact in fourth-quarter 2017, u nderlying Ibrance volumes in developed Europe remain strong, increasing 20% sequentially compared to third-quarter 2017.

▪
Fourth-quarter 2017 IH operational revenue growth was negatively impacted by lower revenues for Viagra in the U.S. primarily due to generic competition that began in December 2017 and for Enbrel in most developed Europe markets due to continued biosimilar competition.

Essential Health Highlights

▪
Fourth-quarter 2017 EH revenues declined 8% operationally, of which 5% operationally was due to the February 2017 divestiture of HIS. Fourth-quarter 2017 EH revenues were also negatively impacted by an 18% operational decline from Peri-LOE Products, primarily due to expected declines in Pristiq in the U.S. as well as Lyrica in developed Europe. EH revenues were also negatively impacted by a 10% operational decline from the Sterile Injectable Pharmaceuticals (SIP) portfolio, primarily due to continued legacy Hospira product shortages in the U.S. These declines were partially offset by 72% operational growth from Biosimilars, primarily from Inflectra in the U.S. and developed Europe.

▪
EH revenues in emerging markets grew 10% operationally, primarily driven by 10% operational growth from the Legacy Established Products portfolio and 23% operational growth from the SIP portfolio. Excluding HIS from both periods, EH revenues in emerging markets grew 12% operationally.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 3,259	$ 3,218	1%	(1%)	$ 11,240	$ 12,329	(9%)	(8%)
Percent of Revenues	23.8%	23.6%	N/A	N/A	21.4%	23.3%	N/A	N/A
SI&A Expenses(1)	4,551	4,423	3%	2%	14,784	14,837	—	—
R&D Expenses(1)	2,311	2,512	(8%)	(8%)	7,657	7,872	(3%)	(3%)
Total	$ 10,121	$ 10,153	—	(2%)	$ 33,681	$ 35,038	(4%)	(3%)

Other (Income)/Deductions––net(1)	$1,331	$ 841	58%	64%	$1,315	$ 3,655	(64%)	(61%)
Effective Tax Rate on Reported Income(1)	(1,189.0%)	1.7%			(73.5%)	13.4%

The increase in fourth-quarter 2017 other deductions––net(1) was primarily driven by higher net losses on the retirement of certain outstanding debt securities compared to the prior-year quarter. The decrease in full-year 2017 other deductions––net(1) was primarily driven by the non-recurrence of impairment charges in 2016 as a result of the HIS divestiture as well as lower other impairment charges in 2017 compared to the prior year, partially offset primarily by the aforementioned higher net losses from the retirement of certain outstanding debt securities compared with last year.
As a result of the enactment of the TCJA, Pfizer’s fourth-quarter and full-year 2017 provision for taxes on Reported income(1) was favorably impacted by approximately $10.7 billion, primarily reflecting the remeasurement of U.S. deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries.
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 3,062	$ 3,046	1%	(2%)	$ 10,790	$ 11,630	(7%)	(6%)
Percent of Revenues	22.3%	22.4%	N/A	N/A	20.5%	22.0%	N/A	N/A
Adjusted SI&A Expenses(2)	4,318	4,402	(2%)	(3%)	14,469	14,745	(2%)	(2%)
Adjusted R&D Expenses(2)	2,300	2,505	(8%)	(9%)	7,626	7,841	(3%)	(3%)
Total	$ 9,679	$ 9,953	(3%)	(4%)	$ 32,885	$ 34,215	(4%)	(3%)

Adjusted Other (Income)/Deductions––net(2)	($180)	($182)	(1%)	(29%)	($699)	($729)	(4%)	(20%)
Effective Tax Rate on Adjusted Income(2)	8.6%	24.1%			20.0%	23.0%

Pfizer’s fourth-quarter 2017 and full-year 2017 provision for taxes on Adjusted income(2) was favorably impacted due to the aforementioned enactment of the TCJA, primarily reflecting the remeasurement of U.S. deferred tax liabilities on deemed repatriated earnings of foreign subsidiaries that were accrued during 2017.
Fourth-quarter 2017 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 80 million shares compared to the prior-year quarter and, for full-year 2017, declined by 100 million shares compared to full-year 2016. Both fourth-quarter 2017 and full-year 2017 diluted weighted-average shares outstanding were favorably impacted by Pfizer’s share repurchase program, reflecting the impact of the $5 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 21 of this press release.

FULL-YEAR REVENUE SUMMARY (Full-Year 2017 vs. Full-Year 2016)
Full-year 2017 revenues totaled $52.5 billion, a decrease of $278 million, or 1%, reflecting a slight operational decline of $20 million, or less than 1%, and the unfavorable impact of foreign exchange of $259 million, or less than 1%.
Excluding the net impact of acquisitions and divestitures completed in 2016 and 2017 and the unfavorable impact of foreign exchange, full-year 2017 revenues increased by $387 million, or 1% operationally, primarily reflecting:

▪	Operational growth from certain key products, including Ibrance and Eliquis globally, Xeljanz primarily in the U.S., as well as Inflectra primarily in the U.S. and developed Europe; and

▪	Total operational revenue growth in emerging markets of $1.1 billion, or 11%, partially offset by:

▪
Product losses of exclusivity that negatively impacted 2017 revenues by $2.1 billion operationally, primarily Enbrel in developed Europe, Pristiq and Viagra in the U.S., as well as Lyrica and Vfend in developed Europe;

▪	Lower revenues from the SIP portfolio, primarily due to legacy Hospira product shortages in the U.S.; and

▪	an operational decline from Prevnar 13, reflecting the expected decline in revenues for the Adult indication in the U.S.
Additionally, there was one less selling day in both U.S. and international markets during full-year 2017 compared to full-year 2016, resulting in an unfavorable impact on full-year 2017 revenues of approximately $200 million compared to the prior year.
RECENT NOTABLE DEVELOPMENTS (Since October 31, 2017)
Product Developments

▪	Bavencio (avelumab)

–
In December 2017, Merck KGaA, Darmstadt, Germany, which operates its biopharmaceutical business as EMD Serono in the U.S. and Canada (Merck KGaA), and Pfizer announced that the FDA granted Breakthrough Therapy Designation (BTD) for avelumab in combination with Inlyta (axitinib) for treatment-naïve patients with advanced renal cell carcinoma (RCC). The BTD is based on the preliminary evaluation of clinical data from JAVELIN Renal 100, a global Phase 1b study assessing the safety and efficacy of avelumab in combination with Inlyta for the treatment of treatment-naïve patients with advanced RCC. BTD is designed to accelerate the development and review of potential medicines for serious conditions, and preliminary clinical evidence indicates that the therapy may demonstrate a substantial improvement over currently available therapies on one or more clinically significant endpoints. This is the second BTD granted to avelumab. In the U.S., Inlyta is approved as monotherapy for the treatment of advanced RCC after failure of one prior systemic therapy.

–
In November 2017, Merck KGaA and Pfizer announced that the Phase 3 JAVELIN Gastric 300 trial did not meet its primary endpoint of superior overall survival with single-agent avelumab compared with physician’s choice of chemotherapy. The trial investigated avelumab as a third-line treatment for unresectable, recurrent or metastatic gastric or gastroesophageal junction adenocarcinoma patients whose disease progressed following two prior therapeutic regimens, regardless of programmed death ligand-1 (PD-L1) expression. The safety profile of avelumab was consistent with that observed in the overall JAVELIN clinical development program. The JAVELIN Gastric 300 data will be further examined in an effort to better understand these results and will also be submitted for presentation at an upcoming medical congress. The outcome of JAVELIN Gastric 300 does not have any impact on current avelumab approvals.

▪
Bosulif (bosutinib) -- In December 2017, Pfizer announced that the FDA approved a supplemental New Drug Application (sNDA) to expand the indication for Bosulif to include adult patients with newly-diagnosed chronic phase Philadelphia chromosome-positive chronic myelogenous leukemia (Ph+ CML). The sNDA was reviewed and approved under the FDA’s Priority Review and accelerated approval programs based on molecular and cytogenetic response rates. Continued approval for this indication may be contingent upon verification and confirmation of clinical benefit in an ongoing long-term follow up trial. Bosulif was first approved in September 2012 in the U.S. for the treatment of adult patients with chronic, accelerated or blast phase Ph+ CML with resistance or intolerance to prior therapy.

▪
Ibrance (palbociclib) -- In December 2017, Pfizer announced updated progression-free survival (PFS) results from the Phase 3 PALOMA-2 trial reinforcing the clinical benefit of Ibrance combined with letrozole. The data, which were presented at the 2017 San Antonio Breast Cancer Symposium (SABCS), demonstrated that the combination of Ibrance plus letrozole reduced the risk of disease progression by 44% and improved median PFS by more than one year compared to letrozole plus placebo (27.6 months [95% CI: 22.4, 30.3] vs. 14.5 months [95% CI: 12.3, 17.1]) when used as the initial treatment for postmenopausal women with estrogen receptor-positive, human epidermal growth factor receptor 2-negative metastatic breast cancer (HR=0.56 [95% CI: 0.46, 0.69]). This updated, post-hoc analysis included a median follow-up of more than three years, which is the longest to date of any Phase 3 study of a CDK 4/6 inhibitor. Overall survival data were not yet mature at the time of this updated PFS analysis.

▪
Steglatro (ertugliflozin), Steglujan (ertugliflozin and sitagliptin) and Segluromet (ertugliflozin and metformin hydrochloride) -- In December 2017, Pfizer and Merck, known as MSD outside the U.S. and Canada, announced that the FDA approved Steglatro (ertugliflozin) tablets, an oral sodium-glucose cotransporter 2 (SGLT2) inhibitor, as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. The FDA also approved two fixed-dose combinations: Steglujan (ertugliflozin and sitagliptin) tablets as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus when treatment with both ertugliflozin and sitagliptin is appropriate, and Segluromet (ertugliflozin and metformin hydrochloride) tablets as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus who are not adequately controlled on a regimen containing ertugliflozin or metformin, or in patients who are already treated with both ertugliflozin and metformin. In January 2018, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency recommended the approvals of Steglatro, Steglujan and Segluromet. The European Commission will now review the CHMP’s recommendation, with a decision expected in the first half of 2018.

▪
Sutent (sunitinib malate) -- In November 2017, Pfizer announced that the FDA approved a new indication expanding the use of Sutent to include the adjuvant treatment of adult patients at high risk of recurrent renal cell carcinoma following nephrectomy.

▪	Xeljanz/Xeljanz XR (tofacitinib)

–
In December 2017, Pfizer announced that the FDA approved Xeljanz (5 mg twice daily) and Xeljanz XR (extended release 11 mg once daily) for the treatment of adult patients with active psoriatic arthritis (PsA) who have had an inadequate response or intolerance to methotrexate or other disease-modifying antirheumatic drugs (DMARDs). Xeljanz/Xeljanz XR is the first and only Janus kinase (JAK) inhibitor approved by the FDA for both moderate to severe rheumatoid arthritis and active PsA.

–
In December 2017, Pfizer announced that the FDA extended the Prescription Drug User Fee Act (PDUFA) date by three months for the sNDA for Xeljanz, under review for the treatment of adult patients with moderately to severely active ulcerative colitis (UC) who have demonstrated an inadequate response, loss of response, or intolerance to corticosteroids, azathioprine, 6-mercaptopurine, or tumor necrosis factor inhibitor therapy. The FDA determined that additional review time was necessary due to information recently submitted by Pfizer. The updated PDUFA goal date for a decision by the FDA is in June 2018. The FDA has confirmed that the sNDA will be the subject of a Gastrointestinal Drugs Advisory Committee meeting that is scheduled for March 8, 2018 to discuss the efficacy and safety data as well as benefit-risk considerations of the UC sNDA.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
PF-04965842 -- In December 2017, Pfizer announced the initiation of a Phase 3 program for its once-daily JAK1 inhibitor, PF-04965842, to evaluate its efficacy and safety for the treatment of moderate-to-severe atopic dermatitis (AD). This Phase 3 trial is a randomized, double-blind, placebo-controlled, parallel-group study and will evaluate 375 patients 12 years and older with moderate-to-severe AD. Trial participants will be randomly assigned to receive 200 mg once daily or 100 mg once daily or placebo. The primary endpoints are the proportion of patients achieving an Investigator Global Assessment (IGA) score of 0/1 and ≥2 point improvement, and the proportion of patients with at least a 75% or greater change from baseline in their Eczema Area and Severity Index (EASI) score. The treatment duration will be 12 weeks, the same duration as the Phase 2b study B7451006, with a 4 week safety follow-up period or the option to enter a long-term extension study at Week 12. The design of the Phase 3 trial is based on the Phase 2 results that were presented at the 26th Congress of the European Academy of Dermatology and Venereology in September 2017.

▪
PF-05280586 (potential biosimilar to rituximab) -- In January 2018, Pfizer announced that the Phase 3 REFLECTIONS B3281006, a comparative safety and efficacy study of PF-05280586 versus MabThera®(7) (rituximab-EU), met its primary endpoint, demonstrating equivalence in overall response rate for the first-line treatment of patients with CD20-positive, low tumor burden, follicular lymphoma. PF-05280586 is being developed by Pfizer as a potential biosimilar to Rituxan® (rituximab-U.S.)/MabThera®(7).

▪
Talazoparib (MDV3800) -- In December 2017, Pfizer announced that the Phase 3 EMBRACA trial in patients with germline (inherited) BRCA1/2-positive (gBRCA+) locally advanced and/or metastatic breast cancer demonstrated superior PFS in patients treated with talazoparib, an investigational, oral, dual-mechanism poly ADP ribose polymerase (PARP) inhibitor that is taken once daily, compared to patients who received physician’s choice standard of care chemotherapy. Median PFS was 8.6 months (95% CI: 7.2, 9.3) for patients treated with talazoparib and 5.6 months (95% CI: 4.2, 6.7) for those treated with chemotherapy [HR: 0.54 (95% CI: 0.41, 0.71), p<0.0001]. This represents a 46% reduction in the risk of disease progression. In addition, the proportion of patients achieving a complete or partial response (objective response rate) in the talazoparib group was more than twice that of the control arm (62.6% for talazoparib vs. 27.2% for chemotherapy [OR: 4.99 (95% CI: 2.9-8.8), p<0.0001]). The EMBRACA data was presented as an oral presentation at the 2017 SABCS.

▪
Utomilumab (PF-05082566) -- In January 2018, Pfizer disclosed initial results from one arm of the Phase 1b JAVELIN Medley trial in PDx-naïve and PDx-experienced patients using concurrent dosing of utomilumab with avelumab. While the combination had a manageable safety profile, early signals of efficacy were insufficient to support advancing the utomilumab and avelumab combination into Phase 3 trials.

Exploratory analyses to potentially identify patient segments that may benefit from this particular combination continue. Detailed results from this trial will be presented at a future medical meeting. The results of other ongoing studies involving utomilumab, including the triple combination of avelumab, utomilumab and PF-04518600 (OX40 agonist) in solid tumors, will further inform next steps for utomilumab.
Corporate Developments

▪
In January 2018, the FDA upgraded the status of Pfizer’s McPherson, Kansas manufacturing facility to Voluntary Action Indicated (VAI) based on an October 2017 inspection. The change to VAI status will lift the compliance hold that the FDA placed on approval of pending applications and is an important step toward resolving the issues cited in the February 2017 FDA Warning Letter.

▪
In January 2018, Pfizer announced its decision to end internal neuroscience discovery and early development efforts and re-allocate funding to other areas where the company has stronger scientific leadership. The company plans to create a dedicated neuroscience venture fund to support continued efforts to advance the field. The development of tanezumab and potential treatments for rare neuromuscular disorders is not impacted by this decision.

▪
In January 2018, Pfizer and Sangamo Therapeutics, Inc. (Sangamo) announced a collaboration for the development of a potential gene therapy using zinc finger protein transcription factors (ZFP-TFs) to treat amyotrophic lateral sclerosis (ALS) and frontotemporal lobar degeneration (FTLD) linked to mutations of the C9ORF72 gene. Under the terms of the collaboration agreement, Sangamo will receive a $12 million upfront payment from Pfizer. Sangamo will be responsible for the development of ZFP-TF candidates. Pfizer will be operationally and financially responsible for subsequent research, development, manufacturing and commercialization for the C9ORF72 ZFP-TF program and any resulting products. Sangamo is eligible to receive potential development and commercial milestone payments of up to $150 million, as well as tiered royalties on net sales.

▪
In December 2017, Pfizer’s board of directors declared a 34-cent first-quarter 2018 dividend on the company’s common stock, representing an increase of approximately 6% compared to the company’s first-quarter 2017 dividend. The first-quarter 2018 dividend is payable March 1, 2018 to shareholders of record at the close of business on February 2, 2018. Additionally, the board of directors also authorized a new $10 billion share repurchase program to be utilized over time. This new program is in addition to the $6.4 billion remaining under the company’s current authorization.

▪
In December 2017, Pfizer and Basilea Pharmaceutica Ltd. (Basilea) entered into an agreement whereby Pfizer will be granted the exclusive development and commercialization rights in China and several countries in the Asia Pacific region to Cresemba (isavuconazole), a novel antifungal medicine for the treatment of adult patients with diagnosed invasive aspergillosis and mucormycosis. Under the terms of the agreement, Pfizer will have exclusive rights to develop, distribute and commercialize Cresemba in sixteen Asian Pacific countries and China (including Hong Kong and Macao). These rights do not include Japan. The specific financial terms of the agreement remain confidential. The agreement is subject to customary regulatory approval. In July 2017, Pfizer completed an agreement with Basilea to obtain the exclusive commercialization rights to Cresemba in Europe (with the exception of the Nordic countries). Since that time, Pfizer has assumed responsibility for the ongoing commercialization of Cresemba in Austria, France, Germany, Italy, and the United Kingdom and successfully launched Cresemba in Spain with additional launches expected in 2018 and beyond.

▪	In November 2017, Pfizer announced a series of leadership and organizational changes with effect from January 1, 2018, including:

–	Dr. Albert Bourla, formerly Group President, Pfizer Innovative Health, was named Chief Operating Officer;

–	John Young, formerly Group President, Pfizer Essential Health, was named Group President, Pfizer Innovative Health, reporting to Dr. Bourla; and

–
Angela Hwang, formerly Global President and General Manager for Pfizer Inflammation & Immunology, was named Group President, Pfizer Essential Health, reporting to Dr. Bourla, and joins the company’s Executive Leadership team.

Additional members of the Pfizer Executive Leadership team reporting to Dr. Bourla include:

–	Dr. Kirsten Lund-Jurgensen – Executive Vice President and President Pfizer Global Supply

–	Dr. Rod MacKenzie – Executive Vice President, Chief Development Officer

–	Laurie Olson – Executive Vice President, Strategy and Commercial Operations
In addition to Dr. Bourla, the following members of Pfizer’s Executive Leadership team will continue to report to Ian Read, Pfizer’s Chairman and CEO:

–	Frank D’Amelio – Executive Vice President, Business Operations and Chief Financial Officer

–	Dr. Mikael Dolsten – Executive Vice President and President, Worldwide Research & Development

–	Chuck Hill – Executive Vice President, Worldwide Human Resources

–	Rady Johnson – Executive Vice President, Chief Compliance and Risk Officer

–	Doug Lankler – Executive Vice President, General Counsel

–	Dr. Freda Lewis-Hall – Executive Vice President and Chief Medical Officer

–	Sally Susman – Executive Vice President, Corporate Affairs

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations), including significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act (“TCJA”). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full year of 2017 and 2016. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflect the three and twelve months ending on December 31, 2017 and December 31, 2016 while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflect the three and twelve months ending on November 30, 2017 and November 30, 2016.

(4)	The following acquisitions and divestitures impacted financial results for the periods presented:

▪
On June 24, 2016, Pfizer acquired Anacor Pharmaceuticals, Inc. (Anacor). Therefore, financial results for full-year 2017 reflect legacy Anacor operations while financial results for full-year 2016 reflect approximately six months of legacy Anacor operations. Financial results for the fourth quarter of 2017 and 2016 both reflect legacy Anacor operations.

▪
On September 28, 2016, Pfizer acquired Medivation, Inc. (Medivation). Therefore, financial results for fourth-quarter and full-year 2017 reflect legacy Medivation operations while financial results for full-year 2016 reflect approximately three months of legacy Medivation operations. Financial results for the fourth quarter of 2017 and 2016 both reflect legacy Medivation operations.

▪
On December 22, 2016, Pfizer completed the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infective business, primarily outside the U.S. Therefore, financial results for fourth-quarter and full-year 2017 reflect contributions from certain legacy AstraZeneca anti-infective products while fourth-quarter and full-year 2016 do not include any contributions from legacy AstraZeneca anti-infective products.

▪
On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for the fourth quarter of 2017 do not reflect any contribution from legacy HIS operations, while full-year 2017 reflects approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations(3). Financial results for fourth-quarter and full-year 2016 both reflect legacy HIS global operations, respectively.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2018 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of December 31, 2017, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are as of mid-January 2018.

▪
Reflects an anticipated negative revenue impact of $2.0 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection. Assumes no generic competition for Lyrica in the U.S. until June 2019, which is contingent upon a six-month patent-term extension granted by the FDA for pediatric exclusivity, which the company is currently pursuing.

▪
Reflects the anticipated favorable impact of $900 million on revenues and $0.06 on Adjusted diluted EPS(2) as a result of favorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2017.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.0 billion shares, which reflects anticipated share repurchases totaling $5.0 billion in 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these anticipated share repurchases.

▪	Guidance for the effective tax rate on Adjusted income(2) reflects the enactment of the TCJA.

(7)
Rituximab is marketed in the U.S. under the brand name Rituxan® and marketed in the E.U. and other regions under the brand name MabThera®. Rituxan® and MabThera® are registered trademarks of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2017	2016	(Decr.)	2017	2016	(Decr.)
Revenues	$13,703	$13,627	1	$52,546	$52,824	(1)
Costs and expenses:
Cost of sales(2), (3)	3,259	3,218	1	11,240	12,329	(9)
Selling, informational and administrative expenses(2), (3)	4,551	4,423	3	14,784	14,837	—
Research and development expenses(2), (3)	2,311	2,512	(8)	7,657	7,872	(3)
Amortization of intangible assets(3)	1,187	1,121	6	4,758	4,056	17
Restructuring charges and certain acquisition-related costs(4)	110	735	(85)	487	1,724	(72)
Other (income)/deductions––net(5)	1,331	841	58	1,315	3,655	(64)

Income from continuing operations before provision/(benefit) for taxes on income	953	777	23	12,305	8,351	47
Provision/(benefit) for taxes on income(6)	(11,335)	13	*	(9,049)	1,123	*
Income from continuing operations	12,289	763	*	21,353	7,229	*
Discontinued operations––net of tax	1	17	(95)	2	17	(87)
Net income before allocation to noncontrolling interests	12,290	780	*	21,355	7,246	*
Less: Net income attributable to noncontrolling interests	15	6	*	47	31	54
Net income attributable to Pfizer Inc.	$12,274	$775	*	$21,308	$7,215	*

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$2.06	$0.12	*	$3.57	$1.18	*
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$2.06	$0.13	*	$3.57	$1.18	*

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$2.02	$0.12	*	$3.52	$1.17	*
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$2.02	$0.13	*	$3.52	$1.17	*
Weighted-average shares used to calculate earnings per common share:
Basic	5,963	6,070		5,970	6,089
Diluted	6,064	6,144		6,058	6,159

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2017 and December 31, 2016. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2017 and November 30, 2016.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the fourth quarter of 2017 do not reflect any contribution from HIS global operations, while our financial results, and EH’s operating results, for the fourth quarter of 2016 reflect three months of HIS global operations. Our financial results, and EH’s operating results, for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for full-year 2016 reflect twelve months of HIS global operations.
The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our financial results, and EH’s operating results, for fourth-quarter and full-year 2017 reflect approximately three months and eleven months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our financial results, and IH’s operating results, for fourth-quarter and full-year 2016 reflect three months of Medivation operations, and three months and approximately six months, respectively, of Anacor operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges––acquisition-related costs(a)	$27	$30	$109	$211
Restructuring charges––cost reduction initiatives(b)	1	552	69	945
Restructuring charges	28	582	178	1,156
Transaction costs(c)	—	13	4	127
Integration costs(d)	82	141	305	441
Restructuring charges and certain acquisition-related costs	$110	$735	$487	$1,724

(a)
Restructuring charges––acquisition-related costs include employee termination costs, exit costs and asset impairments associated with business combinations and for all periods presented are primarily associated with our acquisitions of Hospira, Inc. (Hospira) and Medivation.

(b)	Restructuring charges––cost reduction initiatives include employee termination costs, exit costs and asset impairments not associated with acquisitions.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which for full-year 2017 are directly related to our acquisitions of Hospira, Anacor and Medivation. Transaction costs in the fourth quarter of 2016 mostly relate to our acquisition of Anacor, and in full-year 2016, mostly relate to our acquisitions of Medivation and Anacor and the terminated transaction with Allergan plc (Allergan).

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the fourth quarter of 2017, integration costs primarily relate to our acquisition of Hospira and for full-year 2017, integration costs

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

primarily relate to our acquisitions of Hospira and Medivation. In the fourth-quarter of 2016, integration costs primarily relate to our acquisition of Hospira and for full-year 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan.

(5)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Interest income(a)	$(117)	$(113)	$(391)	$(470)
Interest expense(a)	329	297	1,270	1,186
Net interest expense	213	185	879	716
Royalty-related income(b)	(168)	(210)	(499)	(905)
Certain legal matters, net(c)	46	15	240	510
Net (gains)/losses on asset disposals(d)	6	(90)	(343)	(171)
Loss on sale and impairment on remeasurement of HIS net assets(e)	3	290	55	1,712
Certain asset impairments(f)	252	359	395	1,447
Business and legal entity alignment costs(g)	17	82	71	261
Net losses on early retirement of debt(h)	999	312	999	312
Other, net(i)	(37)	(102)	(482)	(227)
Other (income)/deductions––net	$1,331	$841	$1,315	$3,655

(a)
Interest income decreased in full-year 2017, primarily driven by a lower investment balance. Interest expense increased in full-year 2017, primarily as a result of higher short-term interest rates, offset, in part, by the retirement of high-coupon debt and the issuance of new low-coupon debt.

(b)
Royalty-related income decreased in fourth-quarter and full-year 2017, primarily due to lower royalty income for Enbrel of $56 million and $470 million, respectively, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by an increase in Xtandi royalty-related income of $16 million and $176 million, respectively.

(c)
In full-year 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which is subject to court approval, and a $79 million charge to reflect damages awarded by a jury in a patent matter. In full-year 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra that was pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, full-year 2016 includes a settlement related to a patent matter.

(d)
In the fourth quarter of 2017, primarily includes a loss related to the sale of our 49% equity share in Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer) (approximately $81 million), partially offset by gains on sales/out-licensing of product and compound rights (approximately $47 million) and gains on sales and redemptions of investments in equity and debt securities (approximately $28 million). In full-year 2017, primarily includes gains on sales and redemptions of investments in equity and debt securities (approximately $212 million), gains on sales/out-licensing of product and compound rights (approximately $187 million) and a gain on sale of property (approximately $52 million), partially offset by a loss related to the sale of our 49% equity share in Hisun Pfizer (approximately $81 million) and a net loss related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A. (Teuto), including the extinguishment of a put option for the remaining 60% ownership interest (approximately $30 million). In fourth-quarter and full-year 2016, includes gains on sales/out-licensing of product and compound rights of approximately $35 million and $84 million, respectively.

(e)
In fourth-quarter and full-year 2017, represents adjustments to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. In fourth-quarter and full-year 2016, represents charges related to the write-down of the HIS net assets to fair value less estimated costs to sell.

(f)
In the fourth quarter of 2017, primarily includes intangible asset impairment charges of $210 million, mainly related to developed technology rights for a sterile injectable pain reliever, acquired in connection with our acquisition of Hospira, and other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave Pharmaceuticals Inc. (NextWave) and for a

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira. In full-year 2017, primarily includes intangible asset impairment charges of $337 million, mainly related to developed technology rights for a generic sterile injectable product for the treatment of edema associated with certain conditions and a sterile injectable pain reliever, both acquired in connection with our acquisition of Hospira, and other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira. In the fourth quarter of 2016, includes (i) an impairment loss of $241 million related to Pfizer’s then 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China and (ii) intangible asset impairment charges of $102 million related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisitions of Hospira and InnoPharma, Inc. (InnoPharma) and developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections. In full-year 2016, primarily includes (i) intangible asset impairment charges of $869 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; (ii) an impairment loss of $452 million related to Pfizer’s then 49%-owned equity-method investment with Hisun in China; and (iii) an impairment loss of $50 million related to Pfizer’s then 40%-owned equity-method investment in Teuto.

(g)
In fourth-quarter and full-year 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(h)
For all periods presented, represents net losses due to the early retirement of debt, inclusive of the related termination of cross currency swaps in 2017 and inclusive of the related termination of interest rate swaps in 2016.

(i)
In fourth-quarter and full-year 2017, includes, among other things, dividend income of $55 million and $266 million, respectively, from our investment in ViiV Healthcare Limited. In full-year 2017, also includes income of $62 million from resolution of a contract disagreement. In full-year 2016, also includes, among other things, $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction, and income of $116 million from resolution of a contract disagreement.

(6)
The Provision for taxes on income for fourth-quarter 2017 and full-year 2017 was favorably impacted by (i) tax benefits associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries associated with the enactment of H.R.1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (also known as the “Tax Cuts and Jobs Act” (“TCJA”)), (ii) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for fourth-quarter and full-year 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018.

The Provision for taxes on income for fourth-quarter 2016 was unfavorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. The Provision for taxes on income for fourth-quarter and full-year 2016 was favorably impacted by the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations. The Provision for taxes on income for full-year 2016 was favorably impacted by (i) benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, (ii) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) benefits related to the adoption of a new accounting standard in the fourth quarter of 2016 as of January 1, 2016 requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision for taxes on income.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS -
(UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,703	$—	$—	$—	$—	$13,703
Cost of sales(6), (7)	3,259	(2)	—	—	(196)	3,062
Selling, informational and administrative expenses(6), (7)	4,551	(1)	—	—	(233)	4,318
Research and development expenses(6), (7)	2,311	1	—	—	(12)	2,300
Amortization of intangible assets(7)	1,187	(1,127)	—	—	—	60
Restructuring charges and certain acquisition-related costs	110	—	(109)	—	(1)	—
Other (income)/deductions––net	1,331	(103)	—	—	(1,408)	(180)
Income from continuing operations before provision/(benefit) for taxes on income	953	1,231	109	—	1,850	4,143
Provision/(benefit) for taxes on income	(11,335)	341	36	—	11,314	356
Income from continuing operations	12,289	890	73	—	(9,464)	3,787
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	15	—	—	—	—	15
Net income attributable to Pfizer Inc.	12,274	890	73	(1)	(9,464)	3,772
Earnings per common share attributable to Pfizer Inc.––diluted	2.02	0.15	0.01	—	(1.56)	0.62

	Full-Year Ended December 31, 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$52,546	$—	$—	$—	$—	$52,546
Cost of sales(6), (7)	11,240	(47)	(39)	—	(363)	10,790
Selling, informational and administrative expenses(6), (7)	14,784	(16)	—	—	(299)	14,469
Research and development expenses(6), (7)	7,657	8	—	—	(38)	7,626
Amortization of intangible assets(7)	4,758	(4,565)	—	—	—	193
Restructuring charges and certain acquisition-related costs	487	—	(418)	—	(69)	—
Other (income)/deductions––net	1,315	(138)	—	—	(1,876)	(699)
Income from continuing operations before provision/(benefit) for taxes on income	12,305	4,758	456	—	2,647	20,166
Provision/(benefit) for taxes on income	(9,049)	1,331	173	—	11,577	4,033
Income from continuing operations	21,353	3,426	283	—	(8,930)	16,132
Discontinued operations––net of tax	2	—	—	(2)	—	—
Net income attributable to noncontrolling interests	47	—	—	—	—	47
Net income attributable to Pfizer Inc.	21,308	3,426	283	(2)	(8,930)	16,085
Earnings per common share attributable to Pfizer Inc.––diluted	3.52	0.57	0.05	—	(1.47)	2.65
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS -
(UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,627	$—	$—	$—	$—	$13,627
Cost of sales(6), (7)	3,218	(11)	(4)	—	(157)	3,046
Selling, informational and administrative expenses(6), (7)	4,423	10	—	—	(30)	4,402
Research and development expenses(6), (7)	2,512	2	—	—	(10)	2,505
Amortization of intangible assets(7)	1,121	(1,087)	—	—	—	34
Restructuring charges and certain acquisition-related costs	735	—	(183)	—	(552)	—
Other (income)/deductions––net	841	5	—	—	(1,027)	(182)
Income from continuing operations before provision/(benefit) for taxes on income	777	1,082	188	—	1,775	3,822
Provision/(benefit) for taxes on income	13	286	56	—	566	922
Income from continuing operations	763	796	131	—	1,209	2,900
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	775	796	131	(17)	1,209	2,894
Earnings per common share attributable to Pfizer Inc.––diluted	0.13	0.13	0.02	—	0.20	0.47

	Full-Year Ended December 31, 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$52,824	$—	$—	$—	$—	$52,824
Cost of sales(6), (7)	12,329	(295)	(7)	—	(397)	11,630
Selling, informational and administrative expenses(6), (7)	14,837	(3)	—	—	(89)	14,745
Research and development expenses(6), (7)	7,872	3	—	—	(34)	7,841
Amortization of intangible assets(7)	4,056	(3,928)	—	—	—	128
Restructuring charges and certain acquisition-related costs	1,724	—	(778)	—	(945)	—
Other (income)/deductions––net	3,655	39	—	—	(4,423)	(729)
Income from continuing operations before provision/(benefit) for taxes on income	8,351	4,185	785	—	5,888	19,210
Provision/(benefit) for taxes on income	1,123	1,248	104	—	1,943	4,418
Income from continuing operations	7,229	2,937	682	—	3,944	14,792
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	31	—	—	—	—	31
Net income attributable to Pfizer Inc.	7,215	2,937	682	(17)	3,944	14,761
Earnings per common share attributable to Pfizer Inc.––diluted	1.17	0.48	0.11	—	0.64	2.40
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and twelve months ended December 31, 2017 and December 31, 2016. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2017 and November 30, 2016.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the fourth quarter of 2017 do not reflect any contribution from HIS global operations, while our financial results, and EH’s operating results, for the fourth quarter of 2016 reflect three months of HIS global operations. Our financial results, and EH’s operating results, for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for full-year 2016 reflect twelve months of HIS global operations.
The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our financial results, and EH’s operating results, for fourth-quarter and full-year 2017 reflect approximately three months and eleven months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our financial results, and IH’s operating results, for fourth-quarter and full-year 2016 reflect three months of Medivation operations, and three months and approximately six months, respectively, of Anacor operations.

(3)	Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges(a)	$27	$30	$109	$211
Transaction costs(b)	—	13	4	127
Integration costs(c)	82	141	305	441
Additional depreciation––asset restructuring(d)	—	4	39	7
Total acquisition-related costs––pre-tax	109	188	456	785
Income taxes(e)	(36)	(56)	(173)	(104)
Total acquisition-related costs––net of tax	$73	$131	$283	$682

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations and for all periods presented are primarily associated with our acquisitions of Hospira, Inc. (Hospira) and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which for full-year 2017, are directly related to our acquisitions of Hospira, Anacor and Medivation. Transaction costs in the fourth quarter of 2016 mostly relate to our acquisition of Anacor, and in full-year 2016, mostly relate to our acquisitions of Medivation and Anacor and the terminated transaction with Allergan. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the fourth quarter of 2017, integration costs primarily relate to our acquisitions of Hospira and for full-year 2017, integration costs primarily relate to our acquisitions of Hospira and Medivation. In the fourth quarter of 2016, integration costs primarily relate to our acquisition of Hospira and for full-year 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes recorded in fourth-quarter and full-year 2017 do not reflect any changes associated with the enactment of H.R.1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (also known as the “Tax Cuts and Jobs Act” (“TCJA”)). These changes resulting from the TCJA have been reflected below in Note 4, Certain significant items “Income taxes”. Full-year 2016 was unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(4)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges(a)	$1	$552	$69	$945
Implementation costs and additional depreciation––asset restructuring(b)	94	190	279	540
Certain legal matters, net(c)	46	(12)	237	494
Loss on sale and impairment on remeasurement of HIS net assets(d)	3	290	55	1,712
Certain asset impairments(e)	252	353	379	1,426
Business and legal entity alignment costs(f)	17	82	71	261
Net losses on early retirement of debt(g)	999	312	999	312
Other(h)	437	8	556	197
Total certain significant items––pre-tax	1,850	1,775	2,647	5,888
Income taxes(i)	(11,314)	(566)	(11,577)	(1,943)
Total certain significant items––net of tax	$(9,464)	$1,209	$(8,930)	$3,944

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($57 million), Selling, informational and administrative expenses ($25 million) and Research and development expenses ($12 million) for fourth-quarter 2017. Included in Cost of sales ($170 million), Selling, informational and administrative expenses ($71 million) and Research and development expenses ($38 million) for full-year 2017. Virtually all included in Cost of sales ($154 million), Selling, informational and administrative expenses ($25 million) and Research and development expenses ($10 million) for fourth-quarter 2016. Primarily all included in Cost of sales ($423 million), Selling, informational and administrative expenses ($81 million) and Research and development expenses ($32 million) for full-year 2016.

(c)
Included in Other (income)/deductions––net. In full-year 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which is subject to court approval, and a $79 million charge to reflect damages awarded by a jury in a patent matter. In full-year 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra that was pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, full-year 2016 includes a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In fourth-quarter and full-year 2017, represents adjustments to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical. In fourth-quarter and full-year 2016, represents charges related to the write-down of the HIS net assets to fair value less estimated costs to sell.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(e)
Included in Other (income)/deductions––net. In the fourth quarter of 2017, primarily includes intangible asset impairment charges of $210 million, mainly related to developed technology rights for a sterile injectable pain reliever, acquired in connection with our acquisition of Hospira, and other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave Pharmaceuticals Inc. (NextWave) and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira. In full-year 2017, primarily includes intangible asset impairment charges of $337 million, mainly related to developed technology rights for a generic sterile injectable product for the treatment of edema associated with certain conditions and a sterile injectable pain reliever, both acquired in connection with our acquisition of Hospira, and other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira. In the fourth quarter of 2016, includes (i) an impairment loss of $241 million related to Pfizer’s then 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China and (ii) intangible asset impairment charges of $102 million related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisition of Hospira and InnoPharma, Inc. (InnoPharma) and developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections. In full-year 2016, includes: (i) intangible asset impairment charges of $869 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; (ii) an impairment loss of $452 million related to Pfizer’s then 49%-owned equity-method investment with Hisun in China; and (iii) an impairment loss of $50 million related to Pfizer’s then 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto).

(f)
Included in Other (income)/deductions––net. In fourth-quarter and full-year 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
Included in Other (income)/deductions––net. For all periods presented, represents net losses due to the early retirement of debt, inclusive of the related termination of cross currency swaps in 2017 and inclusive of the related termination of interest rate swaps in 2016.

(h)
In the fourth quarter of 2017, included in Cost of sales ($138 million), Selling, informational and administrative expenses ($208 million) and Other (income)/deductions––net ($91 million). In full-year 2017, included in Cost of sales ($193 million), Selling, informational and administrative expenses ($229 million) and Other (income)/deductions––net ($134 million). In the fourth quarter of 2016, primarily included in Selling, informational and administrative expenses ($4 million) and Cost of sales ($3 million). For full-year 2016, primarily included in Cost of sales ($27 million income), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions––net ($214 million). For fourth-quarter and full-year 2017, includes, among other things, (i) a charitable contribution to the Pfizer Foundation of $200 million, which is included in Selling, informational and administrative expenses, (ii) $140 million in fourth-quarter 2017 and $195 million in full-year 2017 in inventory losses, overhead costs related to the period in which our Puerto Rico plants were not operational, and incremental costs to date, all of which resulted from the recent hurricanes in Puerto Rico in 2017 and are included in Cost of sales and (iii) an $81 million loss related to the sale of our 49% equity share in Hisun Pfizer Pharmaceuticals Company Limited, which is included in Other (income)/deductions––net. Full-year 2017 also includes a net loss of $30 million related to the sale of our 40% ownership investment in Teuto, including the extinguishment of a put option for the remaining 60% ownership interest, which is included in Other (income)/deductions––net. In full-year 2016, includes, among other things, $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction, which is included in Other (income)/deductions––net.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(i)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Fourth quarter and full-year 2017 were favorably impacted by tax benefits primarily associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries associated with the TCJA. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for fourth-quarter and full-year 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. Full-year 2016 was favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2017), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

	Fourth-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,218	$5,484	$—	$13,703	$—	$13,703
Cost of sales	1,179	1,619	265	3,062	198	3,259
% of revenue	14.3%	29.5%	*	22.3%	*	23.8%
Selling, informational and administrative expenses	2,244	855	1,219	4,318	234	4,551
Research and development expenses	857	291	1,152	2,300	11	2,311
Amortization of intangible assets	39	21	—	60	1,127	1,187
Restructuring charges and certain acquisition-related costs	—	—	—	—	110	110
Other (income)/deductions––net	(252)	(27)	99	(180)	1,511	1,331
Income from continuing operations before provision/(benefit) for taxes on income	4,151	2,725	(2,734)	4,143	(3,190)	953

	Full-Year Ended December 31, 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$31,422	$21,124	$—	$52,546	$—	$52,546
Cost of sales	4,091	5,938	762	10,790	449	11,240
% of revenue	13.0%	28.1%	*	20.5%	*	21.4%
Selling, informational and administrative expenses	7,158	3,067	4,244	14,469	316	14,784
Research and development expenses	2,566	1,046	4,014	7,626	31	7,657
Amortization of intangible assets	129	65	—	193	4,565	4,758
Restructuring charges and certain acquisition-related costs	—	—	—	—	487	487
Other (income)/deductions––net	(863)	(275)	439	(699)	2,014	1,315
Income from continuing operations before provision/(benefit) for taxes on income	18,341	11,283	(9,459)	20,166	(7,861)	12,305

	Fourth-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,726	$5,902	$—	$13,627	$—	$13,627
Cost of sales	1,111	1,596	338	3,046	172	3,218
% of revenue	14.4%	27.0%	*	22.4%	*	23.6%
Selling, informational and administrative expenses	2,301	1,020	1,082	4,402	20	4,423
Research and development expenses	1,125	356	1,024	2,505	8	2,512
Amortization of intangible assets	28	6	—	34	1,087	1,121
Restructuring charges and certain acquisition-related costs	—	—	—	—	735	735
Other (income)/deductions––net	(223)	11	31	(182)	1,022	841
Income from continuing operations before provision/(benefit) for taxes on income	3,384	2,913	(2,476)	3,822	(3,045)	777

	Full-Year Ended December 31, 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$29,197	$23,627	$—	$52,824	$—	$52,824
Cost of sales	4,041	6,273	1,316	11,630	699	12,329
% of revenue	13.8%	26.5%	*	22.0%	*	23.3%
Selling, informational and administrative expenses	7,248	3,455	4,042	14,745	92	14,837
Research and development expenses	2,940	1,232	3,669	7,841	31	7,872
Amortization of intangible assets	102	26	—	128	3,928	4,056
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,724	1,724
Other (income)/deductions––net	(988)	(256)	515	(729)	4,384	3,655
Income from continuing operations before provision/(benefit) for taxes on income	15,854	12,898	(9,542)	19,210	(10,858)	8,351
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment. The financial information included in our consolidated financial statements for our subsidiaries operating outside the U.S. is as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the fourth quarter of 2017 do not reflect HIS global operations, while EH’s operating results for the fourth quarter of 2016 reflect three months of HIS global operations. EH’s operating results for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while EH’s operating results for full-year 2016 reflect twelve months of HIS global operations.
The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in EH’s operating results commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, EH’s operating results for fourth-quarter and full-year 2017 reflect approximately three months and eleven months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The commercial operations of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in IH’s operating results commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, IH’s operating results for fourth-quarter and full-year 2016 include three months of Medivation operations, and three and approximately six months, respectively, of Anacor operations.

Some additional information about our business segments follows as of the date of the filing of this press release:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars, select branded products including anti-infectives and, through February 2, 2017, HIS. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and Centrum)

Leading brands include:
- Lipitor
- Premarin family
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Several sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, total Viagra worldwide revenues will be reported in EH from 2018 forward.

Fourth Quarter of 2017 vs. Fourth Quarter of 2016
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues were relatively flat, primarily driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, offset by an increase in royalty expense, mostly related to Ibrance, and the unfavorable impact of foreign exchange.

•
The increase in Cost of sales of 6% was primarily driven by an increase in royalty expense, mostly related to Ibrance, as well as the unfavorable impact of foreign exchange as well as an increase in sales volume.

•
The decrease in Selling, informational and administrative expenses of 2% was primarily driven by lower spending in our Consumer Healthcare portfolio and certain other products, primarily Viagra (which lost exclusivity in the U.S. in December 2017) as well as for Prevnar 13/Prevenar 13. The decrease was partially offset by additional investment

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

across several of our key products, primarily Eucrisa, Xeljanz and Ibrance, and the unfavorable impact of foreign exchange.

•
The decrease in Research and development expenses of 24% primarily reflects the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016 and the non-recurrence of its associated close-out costs, partially offset by increased costs associated with our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017.

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	a $52 million increase in dividend income from our investment in ViiV Healthcare Limited (ViiV); and

◦	a $16 million increase in Xtandi royalty income,
partially offset by:

◦
lower royalty income for Enbrel of $56 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013).

Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for the fourth quarter of 2017 do not reflect HIS global operations, while operating results for EH for the fourth quarter of 2016 reflect three months of HIS global operations.

•
Cost of sales as a percentage of Revenues increased 2.5 percentage points primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, net volume increases of recent product launches with lower margins (primarily Inflectra in the U.S. and Pfizer CentreOne), the unfavorable impact of foreign exchange as well as the impact of product losses of exclusivity, partially offset by the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products.

•	The increase in Cost of sales of 1% was primarily due to:

◦	the unfavorable impact of foreign exchange;

◦	cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy;

◦	net volume increases of recent product launches with lower margins (primarily Inflectra in the U.S. and Pfizer CentreOne), partially offset by:

◦	the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products; and

◦	lower volumes driven by, among other things, the Sterile Injectable Pharmaceuticals (SIP) portfolio, primarily due to legacy Hospira product shortages in the U.S.

•
Selling, informational and administrative expenses decreased 16% mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, the favorable impact of the sale of HIS, as well as lower expenses associated with products that recently lost marketing exclusivity.

•
Research and development expenses decreased 18% primarily due to decreased spending for biosimilars, the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.

•	The favorable change in Other (income)/deductions––net primarily reflects the favorable impact of foreign exchange.
Full-Year 2017 vs. Full-Year 2016
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 0.8 percentage points primarily driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, partially offset by an increase in royalty expense, mostly related to Ibrance.

•	The increase in Cost of sales of 1% was primarily driven by an increase in royalty expense, mostly related to Ibrance, partially offset by a favorable change in product mix.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The decrease in Selling, informational and administrative expenses of 1% was primarily driven by the non-recurrence of an allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor that was recorded in the first quarter of 2016, lower spending for certain products, primarily Prevnar 13/Prevenar 13 and Viagra (which lost exclusivity in the U.S. in December 2017), partially offset by additional investment across several of our key products, primarily Eucrisa, Ibrance and Xeljanz.

•	The decrease in Research and development expenses of 13% primarily reflects:

◦	the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016 and the non-recurrence of its associated close-out costs, partially offset by increased costs associated with:

◦	our oncology programs, including clinical trial spend on legacy Medivation assets;

◦	our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017;

◦	our tanezumab development program; and

◦	an expense of $28 million, representing IH’s portion of the $75 million expense resulting from our May 2017 agreement with Sangamo to develop and commercialize gene therapy programs for Hemophilia A.

•	The unfavorable change in Other (income)/deductions––net primarily reflects:

◦
lower royalty income for Enbrel of $470 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013); and

◦	a $51 million decrease in Prezista royalties,
partially offset by:

◦	a $256 million increase in dividend income from our investment in ViiV; and

◦	a $176 million increase in Xtandi royalty income.
Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for full-year 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations, while operating results for EH for full-year 2016 reflect twelve months of HIS global operations.

•
Cost of sales as a percentage of Revenues increased 1.6 percentage points primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and the impact of product losses of exclusivity, partially offset by the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange.

•	The decrease in Cost of sales of 5% primarily reflects:

◦	the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products;

◦	the favorable impact of foreign exchange;

◦	a net decrease in royalty expense and, to a lesser extent,

◦	lower volumes driven by, among other things, the SIP portfolio, primarily due to legacy Hospira product shortages in the U.S., partially offset by:

◦	cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 11% primarily due to the favorable impact of the sale of HIS, lower advertising, promotional, and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, as well as lower expenses associated with products that recently lost marketing exclusivity, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•
Research and development expenses decreased 15% primarily due to decreased spending for biosimilars, the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The favorable change in Other (income)/deductions––net primarily reflects the favorable impact of foreign exchange, a gain on the redemption of an acquired bond and an increase in Inflectra royalty income, partially offset by the non-recurrence of a resolution of a contract disagreement in the first quarter of 2016.

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Fourth-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	37	227	265
Selling, informational and administrative expenses	—	—	1,213	6	1,219
Research and development expenses	720	216	224	(8)	1,152
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(4)	—	101	2	99
Loss from continuing operations before benefit for taxes on income	$(717)	$(216)	$(1,575)	$(226)	$(2,734)

	Full-Year Ended December 31, 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	1	—	34	727	762
Selling, informational and administrative expenses	—	(1)	4,208	37	4,244
Research and development expenses	2,395	776	840	4	4,014
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(33)	—	440	32	439
Loss from continuing operations before benefit for taxes on income	$(2,362)	$(775)	$(5,522)	$(799)	$(9,459)

	Fourth-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	4	334	338
Selling, informational and administrative expenses	—	(1)	1,094	(11)	1,082
Research and development expenses	723	204	89	8	1,024
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(2)	—	86	(53)	31
Loss from continuing operations before provision for taxes on income	$(721)	$(203)	$(1,274)	$(278)	$(2,476)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Full-Year Ended December 31, 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	199	1,117	1,316
Selling, informational and administrative expenses	—	—	4,004	37	4,042
Research and development expenses	2,352	691	612	14	3,669
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(24)	—	676	(136)	515
Loss from continuing operations before provision for taxes on income	$(2,328)	$(691)	$(5,491)	$(1,032)	$(9,542)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2017, Corporate also includes the costs associated with our Pfizer Medical organization (Medical), previously reported as part of Other Business Activities. Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. We have reclassified approximately $71 million in the fourth quarter of 2016 and approximately $165 million in full-year 2016 of Medical costs from Other Business Activities to Corporate to conform to current period presentation.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production).

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented. For information purposes only, for full-year 2017, we estimate that Other costs, as described above, for combined WRD and GPD costs of $3.1 billion, and combined Corporate and Other Unallocated costs of $5.6 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $923 million for full-year 2017 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $227 million for full-year 2017 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Full-Year Ended December 31, 2017
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b),(c)
Revenues	$31,422	$—	$—	$31,422
Cost of sales	4,091	1	174	4,265
Selling, informational and administrative expenses	7,158	—	2,448	9,605
Research and development expenses	2,566	3,133	688	6,387
Amortization of intangible assets	129	—	—	129
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(863)	(33)	(98)	(994)
Income from continuing operations before provision for taxes on income	18,341	(3,100)	(3,212)	12,030

	Full-Year Ended December 31, 2017
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b),(c)
Revenues	$21,124	$—	$—	$21,124
Cost of sales	5,938	—	588	6,525
Selling, informational and administrative expenses	3,067	—	1,797	4,864
Research and development expenses	1,046	37	156	1,239
Amortization of intangible assets	65	—	—	65
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(275)	—	(125)	(401)
Income from continuing operations before provision for taxes on income	11,283	(38)	(2,415)	8,831

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note 2 above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note 4 below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2017 and 2016. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2017 and 2016.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,703	$13,627	1%	—%	$6,510	$6,808	(4%)	$7,192	$6,819	5%	4%
PFIZER INNOVATIVE HEALTH (IH)(b)	$8,218	$7,726	6%	5%	$4,752	$4,465	6%	$3,466	$3,261	6%	4%
Internal Medicine	$2,440	$2,301	6%	6%	$1,666	$1,619	3%	$773	$682	13%	14%
Lyrica IH(c)	1,130	1,057	7%	8%	861	782	10%	268	275	(2%)	3%
Eliquis alliance revenues and direct sales	710	488	46%	43%	377	264	43%	333	223	49%	44%
Chantix/Champix	271	211	28%	28%	200	148	35%	71	63	12%	10%
Viagra IH(d)	112	284	(61%)	(61%)	102	275	(63%)	10	9	9%	4%
BMP2	64	76	(16%)	(16%)	64	76	(16%)	—	—	—	—
Toviaz	70	67	4%	4%	22	27	(19%)	48	41	19%	19%
All other Internal Medicine	84	117	(28%)	(29%)	40	47	(14%)	43	70	(38%)	(38%)
Vaccines	$1,617	$1,495	8%	7%	$789	$846	(7%)	$828	$649	28%	25%
Prevnar 13/Prevenar 13	1,533	1,416	8%	7%	780	835	(7%)	753	581	30%	27%
FSME/IMMUN-TicoVac	15	12	22%	14%	—	—	—	15	12	22%	14%
All other Vaccines	69	67	3%	—	9	11	(21%)	60	56	8%	4%
Oncology	$1,505	$1,357	11%	10%	$1,218	$994	23%	$287	362	(21%)	(24%)
Ibrance(e)	716	643	11%	11%	777	613	27%	(61)	30	*	*
Sutent	276	272	1%	(1%)	96	98	(2%)	180	174	3%	—
Xalkori	152	145	5%	3%	53	67	(21%)	99	78	27%	23%
Xtandi alliance revenues	168	139	22%	22%	168	139	22%	—	—	—	—
Inlyta	83	97	(14%)	(13%)	31	36	(14%)	52	60	(14%)	(13%)
Bosulif	70	46	52%	51%	46	31	50%	24	15	55%	52%
All other Oncology	39	15	*	*	46	10	*	(7)	5	*	*
Inflammation & Immunology (I&I)	$1,104	$1,022	8%	6%	$390	$259	51%	$714	$763	(6%)	(9%)
Enbrel (Outside the U.S. and Canada)	634	708	(10%)	(13%)	—	—	—	634	708	(10%)	(13%)
Xeljanz	410	278	47%	47%	340	239	42%	70	40	78%	78%
Eucrisa	34	—	*	*	34	—	*	—	—	—	—
All other I&I	25	35	(28%)	(24%)	16	20	(19%)	9	15	(40%)	(32%)
Rare Disease	$603	$602	—	(2%)	$176	$186	(5%)	$427	$415	3%	—
BeneFIX	150	169	(11%)	(13%)	62	71	(13%)	88	98	(10%)	(12%)
Refacto AF/Xyntha	142	146	(3%)	(6%)	26	30	(13%)	116	116	—	(4%)
Genotropin	157	154	2%	1%	42	45	(6%)	115	109	5%	4%
Somavert	71	59	21%	17%	28	19	43%	44	40	10%	4%
All other Rare Disease	82	73	12%	10%	18	20	(12%)	64	53	21%	18%
Consumer Healthcare	$950	$950	—	(2%)	$512	$561	(9%)	$437	$389	12%	8%
PFIZER ESSENTIAL HEALTH (EH)(f)	$5,484	$5,902	(7%)	(8%)	$1,758	$2,343	(25%)	$3,726	$3,559	5%	3%
Legacy Established Products (LEP)(g)	$2,899	$2,825	3%	2%	$788	$893	(12%)	$2,111	$1,931	9%	9%
Lipitor	574	464	24%	23%	35	51	(31%)	539	413	30%	29%
Premarin family	266	265	—	—	251	249	1%	15	16	(9%)	(11%)
Norvasc	241	248	(3%)	(3%)	10	9	7%	232	239	(3%)	(3%)
Xalatan/Xalacom	94	90	4%	4%	5	5	2%	89	85	4%	4%
Effexor	82	70	16%	17%	22	19	16%	60	51	17%	17%
Zoloft	76	76	1%	1%	11	15	(23%)	65	61	7%	8%
EpiPen	37	87	(57%)	(57%)	22	71	(69%)	15	16	(4%)	(7%)
Zithromax	68	69	(1%)	—	(2)	1	*	70	68	3%	4%
Relpax	43	75	(43%)	(43%)	17	50	(65%)	26	25	1%	1%
Xanax	60	59	1%	(2%)	11	12	(8%)	49	47	4%	—
Sildenafil Citrate	56	—	*	*	56	—	*	—	—	—	—
All other LEP	1,302	1,321	(2%)	(2%)	348	412	(15%)	953	910	5%	4%
Sterile Injectable Pharmaceuticals (SIP)(h)	$1,404	$1,533	(8%)	(10%)	$680	$887	(23%)	$724	$646	12%	9%
Medrol	131	119	10%	9%	87	78	11%	44	42	7%	4%
Sulperazon	126	93	36%	34%	—	—	—	126	93	36%	34%
Fragmin	85	79	8%	3%	6	7	(24%)	80	71	12%	6%
Tygacil	69	71	(4%)	(7%)	6	16	(61%)	62	55	13%	9%
Precedex	61	65	(5%)	(5%)	37	37	—	24	28	(13%)	(12%)
Zosyn/Tazocin	69	38	85%	84%	53	36	49%	16	2	*	*
All other SIP	862	1,069	(19%)	(20%)	491	713	(31%)	371	356	4%	2%
Peri-LOE Products(i)	$825	$996	(17%)	(18%)	$106	$212	(50%)	$718	$783	(8%)	(9%)
Celebrex	210	183	15%	16%	47	27	76%	163	157	4%	6%
Lyrica EH(c)	125	178	(30%)	(34%)	—	—	—	125	178	(30%)	(34%)
Vfend	115	132	(12%)	(12%)	3	4	(21%)	112	127	(12%)	(12%)
Viagra EH(d)	97	97	—	(1%)	—	—	—	97	97	—	(1%)
Pristiq	73	185	(61%)	(61%)	28	141	(80%)	45	45	—	(4%)
Zyvox	61	86	(29%)	(29%)	(9)	7	*	71	80	(11%)	(11%)
Revatio	62	72	(13%)	(15%)	32	27	15%	31	45	(31%)	(33%)
All other Peri-LOE Products	81	62	30%	30%	5	7	(21%)	75	55	37%	36%
Biosimilars(j)	$165	$91	80%	72%	$44	$4	*	$120	$88	37%	29%
Inflectra/Remsima	135	61	*	*	44	4	*	91	58	57%	47%
All other Biosimilars	30	30	—	(7%)	—	—	—	30	30	—	(7%)
Pfizer CentreOne(k)	$192	$178	8%	7%	$140	$132	6%	$52	$46	14%	13%
Hospira Infusion Systems (HIS)(l)	$—	$279	*	*	$—	$215	*	$—	$64	*	(99%)
Total Lyrica(c)	$1,254	$1,236	2%	2%	$861	$782	10%	$393	$454	(13%)	(12%)
Total Viagra(d)	$209	$381	(45%)	(46%)	$102	$275	(63%)	$107	$106	1%	—
Total Alliance revenues	$815	$591	38%	37%	$550	$406	36%	$265	$185	43%	39%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,200	$2,324	(5%)	(12%)	$1,815	$1,790	1%	4%	$3,178	$2,706	17%	17%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,284	$1,368	(6%)	(13%)	$927	$917	1%	4%	$1,255	$976	29%	28%
Internal Medicine	$237	$162	46%	37%	$370	$389	(5%)	(1%)	$166	$130	28%	28%
Lyrica IH(c)	—	—	—	—	212	222	(5%)	1%	57	53	6%	11%
Eliquis alliance revenues and direct sales	195	119	63%	53%	77	68	14%	18%	61	37	68%	62%
Chantix/Champix	23	21	10%	4%	35	33	4%	4%	13	9	44%	49%
Viagra IH(d)	—	—	—	—	10	9	9%	4%	—	—	—	—
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	19	15	26%	19%	26	23	14%	19%	3	2	17%	23%
All other Internal Medicine	—	7	(96%)	(95%)	11	35	(69%)	(69%)	32	29	13%	11%
Vaccines	$291	$269	8%	1%	$135	$116	16%	18%	$403	$264	53%	53%
Prevnar 13/Prevenar 13	228	209	9%	2%	130	114	14%	16%	395	258	53%	53%
FSME/IMMUN-TicoVac	13	11	24%	17%	—	—	—	—	2	1	8%	(1%)
All other Vaccines	49	50	(1%)	(6%)	5	2	*	*	6	4	41%	55%
Oncology	$24	$166	(86%)	(94%)	$93	$84	11%	14%	$170	$113	50%	50%
Ibrance(e)	(123)	10	*	*	12	3	*	*	49	17	*	*
Sutent	84	83	2%	(5%)	32	33	(3%)	—	64	58	10%	8%
Xalkori	44	39	13%	6%	15	14	10%	11%	39	25	59%	57%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	16	25	(36%)	(40%)	22	24	(10%)	(4%)	14	11	27%	27%
Bosulif	13	8	61%	50%	9	7	33%	42%	2	—	*	*
All other Oncology	(11)	—	*	*	2	3	(29%)	(26%)	2	1	27%	22%
Inflammation & Immunology (I&I)	$370	$426	(13%)	(19%)	$146	$149	(2%)	2%	$198	$188	5%	6%
Enbrel (Outside Canada)	357	421	(15%)	(21%)	102	112	(9%)	(5%)	175	175	—	—
Xeljanz	18	6	*	*	30	21	44%	45%	23	14	70%	75%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(5)	—	*	*	14	16	(11%)	(5%)	—	—	—	—
Rare Disease	$232	$236	(2%)	(8%)	$101	$102	(2%)	1%	$94	$77	22%	22%
BeneFIX	46	54	(15%)	(21%)	24	27	(11%)	(10%)	19	17	11%	13%
Refacto AF/Xyntha	74	79	(6%)	(12%)	14	15	(9%)	(12%)	29	22	30%	31%
Genotropin	48	46	3%	(3%)	42	41	2%	8%	26	22	15%	14%
Somavert	34	31	9%	2%	5	5	3%	3%	4	4	26%	25%
All other Rare Disease	31	26	18%	11%	17	14	15%	19%	16	12	34%	34%
Consumer Healthcare	$131	$108	21%	13%	$83	$77	8%	3%	$224	$204	10%	7%
PFIZER ESSENTIAL HEALTH (EH)(f)	$916	$956	(4%)	(10%)	$887	$873	2%	5%	$1,923	$1,730	11%	10%
Legacy Established Products (LEP)(g)	$431	$413	4%	(2%)	$565	$507	11%	16%	$1,115	$1,011	10%	10%
Lipitor	55	64	(14%)	(19%)	121	59	*	*	362	290	25%	23%
Premarin family	1	1	(39%)	(41%)	7	8	(11%)	(12%)	8	8	(4%)	(7%)
Norvasc	18	16	7%	—	53	59	(10%)	(6%)	161	164	(2%)	(3%)
Xalatan/Xalacom	24	18	37%	28%	36	41	(12%)	(7%)	29	27	7%	5%
Effexor	17	15	18%	11%	23	16	44%	51%	19	20	(6%)	(5%)
Zoloft	10	9	16%	9%	19	22	(11%)	(6%)	35	30	17%	17%
EpiPen	—	—	—	—	15	16	(4%)	(7%)	—	—	—	—
Zithromax	13	11	19%	11%	13	18	(28%)	(24%)	44	39	13%	14%
Relpax	9	9	(1%)	(7%)	12	12	(2%)	3%	5	4	16%	14%
Xanax	25	23	12%	4%	5	5	(3%)	2%	19	19	(3%)	(6%)
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	260	248	5%	(2%)	260	252	3%	8%	434	410	6%	6%
Sterile Injectable Pharmaceuticals (SIP)(h)	$167	$163	3%	(3%)	$140	$150	(6%)	(7%)	$417	$334	25%	23%
Medrol	13	12	8%	1%	6	6	(1%)	(1%)	25	23	8%	6%
Sulperazon	—	—	—	—	3	4	(13%)	(7%)	123	89	38%	35%
Fragmin	41	39	6%	—	22	19	14%	8%	17	13	26%	20%
Tygacil	22	18	22%	14%	1	2	(14%)	(15%)	39	36	10%	8%
Precedex	—	—	—	—	14	15	(11%)	(8%)	10	12	(15%)	(17%)
Zosyn/Tazocin	1	—	*	*	—	—	*	*	15	2	*	*
All other SIP	90	94	(4%)	(10%)	94	104	(10%)	(10%)	187	158	18%	17%
Peri-LOE Products(i)	$184	$256	(28%)	(33%)	$173	$187	(7%)	(3%)	$362	$341	6%	5%
Celebrex	8	7	2%	(4%)	72	77	(6%)	—	83	73	15%	13%
Lyrica EH(c)	89	150	(40%)	(44%)	—	—	—	—	35	28	25%	19%
Vfend	13	26	(51%)	(54%)	26	32	(19%)	(14%)	74	70	6%	5%
Viagra EH(d)	12	12	2%	(4%)	9	11	(18%)	(16%)	75	73	3%	2%
Pristiq	8	6	37%	28%	19	19	(1%)	(5%)	18	20	(12%)	(13%)
Zyvox	5	10	(52%)	(55%)	17	19	(12%)	(7%)	49	50	(2%)	(3%)
Revatio	15	26	(40%)	(44%)	8	10	(21%)	(16%)	7	9	(16%)	(20%)
All other Peri-LOE Products	33	18	80%	68%	23	19	19%	25%	20	18	11%	16%
Biosimilars(j)	$106	$75	41%	32%	$5	$3	34%	28%	$10	$9	11%	6%
Inflectra/Remsima	79	51	56%	46%	4	3	68%	60%	7	4	58%	50%
All other Biosimilars	26	24	9%	1%	—	1	(64%)	(65%)	3	5	(32%)	(35%)
Pfizer CentreOne(k)	$29	$36	(20%)	(21%)	$5	$(1)	*	*	$19	$11	70%	70%
Hospira Infusion Systems (HIS)(l)	$—	$13	*	(94%)	$—	$27	*	*	$—	$24	*	*
Total Lyrica(c)	$89	$150	(40%)	(44%)	$212	$222	(5%)	1%	$92	$82	13%	13%
Total Viagra(d)	$12	$12	2%	(4%)	$19	$20	(6%)	(7%)	$75	$73	3%	2%
Total Alliance revenues	$182	$112	63%	53%	$83	$73	14%	18%	$—	$—	—	—

PFIZER INC. - REVENUES
TWELVE MONTHS 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$52,546	$52,824	(1%)	—	$26,026	$26,369	(1%)	$26,519	$26,455	—	1%
PFIZER INNOVATIVE HEALTH (IH)(b)	$31,422	$29,197	8%	8%	$18,460	$16,773	10%	$12,962	$12,424	4%	5%
Internal Medicine	$9,684	$8,858	9%	10%	$6,905	$6,376	8%	$2,780	$2,482	12%	13%
Lyrica IH(c)	4,511	4,165	8%	9%	3,463	3,139	10%	1,048	1,026	2%	5%
Eliquis alliance revenues and direct sales	2,523	1,713	47%	47%	1,418	966	47%	1,105	747	48%	48%
Chantix/Champix	997	842	18%	18%	742	597	24%	255	245	4%	4%
Viagra IH(d)	823	1,181	(30%)	(30%)	789	1,148	(31%)	34	34	1%	(1%)
BMP2	261	251	4%	4%	261	251	4%	—	—	—	—
Toviaz	257	258	—	1%	85	99	(14%)	173	160	8%	10%
All other Internal Medicine	312	447	(30%)	(30%)	147	176	(17%)	165	271	(39%)	(39%)
Vaccines	$6,001	$6,071	(1%)	(1%)	$3,422	$3,728	(8%)	$2,580	$2,343	10%	11%
Prevnar 13/Prevenar 13	5,601	5,718	(2%)	(2%)	3,334	3,645	(9%)	2,268	2,073	9%	10%
FSME/IMMUN-TicoVac	134	114	18%	19%	—	—	—	134	114	18%	19%
All other Vaccines	266	239	11%	12%	88	84	5%	178	155	15%	16%
Oncology	$6,056	$4,563	33%	33%	$4,385	$3,166	38%	$1,671	$1,397	20%	21%
Ibrance(e)	3,126	2,135	46%	47%	2,825	2,068	37%	300	67	*	*
Sutent	1,081	1,095	(1%)	(1%)	374	391	(4%)	707	704	—	1%
Xalkori	594	561	6%	6%	223	251	(11%)	371	310	20%	20%
Xtandi alliance revenues	590	140	*	*	590	140	*	—	—	—	—
Inlyta	339	401	(15%)	(14%)	126	161	(22%)	213	240	(11%)	(9%)
Bosulif	233	167	39%	40%	156	115	36%	77	52	48%	49%
All other Oncology	93	63	46%	48%	90	40	*	2	23	(90%)	(86%)
Inflammation & Immunology (I&I)	$3,968	$3,928	1%	1%	$1,265	$845	50%	$2,702	$3,083	(12%)	(12%)
Enbrel (Outside the U.S. and Canada)	2,452	2,909	(16%)	(15%)	—	—	—	2,452	2,909	(16%)	(15%)
Xeljanz	1,345	927	45%	45%	1,133	805	41%	212	122	75%	76%
Eucrisa	67	—	*	*	67	—	*	—	—	—	—
All other I&I	103	93	11%	13%	66	40	65%	38	53	(29%)	(25%)
Rare Disease	$2,240	$2,369	(5%)	(5%)	$632	$740	(15%)	$1,608	$1,629	(1%)	—
BeneFIX	604	712	(15%)	(15%)	253	302	(16%)	351	410	(15%)	(14%)
Refacto AF/Xyntha	551	554	(1%)	—	114	122	(7%)	438	432	1%	2%
Genotropin	532	579	(8%)	(7%)	98	142	(31%)	434	437	(1%)	1%
Somavert	254	232	9%	9%	95	78	23%	158	154	3%	3%
All other Rare Disease	300	292	3%	3%	72	96	(25%)	228	196	16%	17%
Consumer Healthcare	$3,472	$3,407	2%	2%	$1,851	$1,917	(3%)	$1,621	$1,490	9%	8%
PFIZER ESSENTIAL HEALTH (EH)(f)	$21,124	$23,627	(11%)	(10%)	$7,567	$9,596	(21%)	$13,557	$14,031	(3%)	(2%)
Legacy Established Products (LEP)(g)	$10,894	$11,197	(3%)	(2%)	$3,341	$3,760	(11%)	$7,553	$7,438	2%	3%
Lipitor	1,915	1,758	9%	11%	161	164	(2%)	1,754	1,594	10%	12%
Premarin family	977	1,017	(4%)	(4%)	921	956	(4%)	56	60	(7%)	(9%)
Norvasc	926	962	(4%)	(2%)	38	38	1%	888	924	(4%)	(2%)
Xalatan/Xalacom	335	363	(8%)	(8%)	19	22	(17%)	316	341	(7%)	(7%)
Effexor	297	278	7%	8%	83	86	(5%)	214	191	12%	14%
Zoloft	291	304	(4%)	(2%)	53	61	(13%)	238	243	(2%)	—
EpiPen	290	386	(25%)	(25%)	221	332	(34%)	70	54	28%	28%
Zithromax	270	272	(1%)	3%	3	7	(63%)	267	265	1%	4%
Relpax	236	323	(27%)	(27%)	143	226	(36%)	93	98	(5%)	(4%)
Xanax	225	222	1%	1%	48	49	(2%)	177	173	2%	1%
Sildenafil Citrate	56	—	*	*	56	—	*	—	—	—	—
All other LEP	5,077	5,313	(4%)	(4%)	1,596	1,818	(12%)	3,481	3,495	—	1%
Sterile Injectable Pharmaceuticals (SIP)(h)	$5,673	$6,014	(6%)	(5%)	$3,024	$3,484	(13%)	$2,650	$2,531	5%	6%
Medrol	483	450	7%	8%	317	285	11%	167	165	1%	1%
Sulperazon	471	396	19%	22%	—	—	—	471	396	19%	22%
Fragmin	306	318	(4%)	(3%)	20	30	(33%)	286	288	(1%)	—
Tygacil	260	274	(5%)	(5%)	45	80	(44%)	215	193	11%	11%
Precedex	243	264	(8%)	(8%)	140	162	(14%)	104	101	2%	1%
Zosyn/Tazocin	194	146	32%	32%	160	134	19%	34	12	*	*
All other SIP	3,715	4,166	(11%)	(10%)	2,341	2,791	(16%)	1,373	1,375	—	1%
Peri-LOE Products(i)	$3,223	$4,220	(24%)	(23%)	$483	$931	(48%)	$2,740	$3,289	(17%)	(15%)
Celebrex	775	733	6%	7%	164	116	42%	611	617	(1%)	1%
Lyrica EH(c)	553	801	(31%)	(30%)	—	—	—	553	801	(31%)	(30%)
Vfend	421	590	(29%)	(27%)	13	31	(57%)	407	559	(27%)	(26%)
Viagra EH(d)	382	383	—	2%	—	—	—	382	383	—	2%
Pristiq	303	732	(59%)	(59%)	133	578	(77%)	170	154	10%	7%
Zyvox	281	421	(33%)	(32%)	15	66	(77%)	266	355	(25%)	(24%)
Revatio	252	285	(12%)	(12%)	119	98	21%	133	187	(29%)	(29%)
All other Peri-LOE Products	257	276	(7%)	(5%)	38	42	(9%)	219	234	(6%)	(4%)
Biosimilars(j)	$531	$319	67%	66%	$118	$4	*	$413	$315	31%	30%
Inflectra/Remsima	419	192	*	*	118	4	*	301	188	60%	58%
All other Biosimilars	112	127	(12%)	(12%)	—	—	—	112	127	(12%)	(12%)
Pfizer CentreOne(k)	$706	$718	(2%)	(2%)	$537	$514	4%	$169	$204	(17%)	(17%)
Hospira Infusion Systems (HIS)(l)	$97	$1,158	(92%)	(92%)	$64	$905	(93%)	$33	$254	(87%)	(87%)
Total Lyrica(c)	$5,065	$4,966	2%	3%	$3,463	$3,139	10%	$1,601	$1,827	(12%)	(11%)
Total Viagra(d)	$1,204	$1,564	(23%)	(22%)	$789	$1,148	(31%)	$416	$416	—	2%
Total Alliance revenues	$2,927	$1,746	68%	68%	$2,037	$1,115	83%	$890	$630	41%	42%
See end of tables for notes. Compared with full-year 2016, total revenues for full-year 2017 were unfavorably impacted by approximately $200 million as a result of full-year 2017 having one less selling day in both U.S. and international markets.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$8,508	$9,306	(9%)	(8%)	$6,612	$6,729	(2%)	(1%)	$11,399	$10,420	9%	11%
PFIZER INNOVATIVE HEALTH (IH)(b)	$5,148	$5,313	(3%)	(3%)	$3,433	$3,386	1%	2%	$4,381	$3,725	18%	18%
Internal Medicine	$780	$578	35%	35%	$1,408	$1,410	—	2%	$592	$494	20%	21%
Lyrica IH(c)	—	—	*	*	832	809	3%	5%	216	217	(1%)	4%
Eliquis alliance revenues and direct sales	630	401	57%	57%	275	228	21%	23%	200	118	69%	66%
Chantix/Champix	78	78	—	2%	134	133	1%	—	43	34	27%	27%
Viagra IH(d)	—	—	—	—	34	34	1%	(1%)	—	—	—	—
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	67	65	3%	4%	95	82	15%	17%	11	12	(10%)	(2%)
All other Internal Medicine	5	34	(87%)	(86%)	37	124	(70%)	(70%)	123	113	9%	9%
Vaccines	$893	$855	4%	4%	$445	$442	1%	1%	$1,242	$1,045	19%	20%
Prevnar 13/Prevenar 13	643	626	3%	2%	432	436	(1%)	—	1,193	1,011	18%	19%
FSME/IMMUN-TicoVac	116	98	18%	19%	—	—	*	*	18	16	12%	13%
All other Vaccines	135	131	3%	3%	13	6	*	*	30	18	68%	78%
Oncology	$720	$649	11%	11%	$338	$308	10%	11%	$614	$440	39%	42%
Ibrance(e)	124	21	*	*	34	4	*	*	143	43	*	*
Sutent	323	339	(4%)	(4%)	121	122	—	1%	262	244	8%	8%
Xalkori	175	154	14%	14%	56	56	—	—	139	99	41%	42%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	70	103	(32%)	(31%)	86	93	(7%)	(5%)	57	44	31%	35%
Bosulif	40	28	43%	44%	32	22	47%	52%	5	2	*	92%
All other Oncology	(12)	5	*	*	8	11	(27%)	(25%)	7	8	(17%)	(20%)
Inflammation & Immunology (I&I)	$1,432	$1,862	(23%)	(23%)	$547	$546	—	2%	$723	$675	7%	8%
Enbrel (Outside Canada)	1,410	1,852	(24%)	(24%)	395	425	(7%)	(6%)	647	633	2%	2%
Xeljanz	39	19	*	*	97	60	63%	64%	76	43	77%	83%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(17)	(9)	95%	91%	54	62	(12%)	(9%)	—	—	—	—
Rare Disease	$892	$959	(7%)	(6%)	$388	$402	(4%)	(3%)	$328	$268	23%	24%
BeneFIX	192	243	(21%)	(20%)	99	120	(17%)	(17%)	60	47	27%	29%
Refacto AF/Xyntha	291	314	(7%)	(6%)	53	53	—	(2%)	94	65	44%	48%
Genotropin	177	187	(5%)	(5%)	160	163	(1%)	1%	97	87	11%	11%
Somavert	125	122	2%	2%	18	18	3%	4%	15	15	4%	7%
All other Rare Disease	108	93	17%	16%	57	50	15%	17%	63	53	17%	17%
Consumer Healthcare	$430	$410	5%	5%	$309	$278	11%	9%	$882	$802	10%	9%
PFIZER ESSENTIAL HEALTH (EH)(f)	$3,360	$3,992	(16%)	(15%)	$3,179	$3,343	(5%)	(4%)	$7,018	$6,695	5%	7%
Legacy Established Products (LEP)(g)	$1,500	$1,566	(4%)	(4%)	$1,979	$1,958	1%	3%	$4,074	$3,913	4%	6%
Lipitor	183	202	(9%)	(9%)	285	235	21%	22%	1,285	1,157	11%	14%
Premarin family	2	5	(54%)	(50%)	27	27	(1%)	(2%)	27	29	(5%)	(8%)
Norvasc	65	68	(4%)	(5%)	207	235	(12%)	(11%)	616	621	(1%)	2%
Xalatan/Xalacom	71	72	(2%)	(3%)	141	159	(11%)	(9%)	104	109	(5%)	(7%)
Effexor	60	61	(2%)	(2%)	76	50	52%	55%	78	80	(3%)	—
Zoloft	36	34	7%	7%	71	90	(21%)	(19%)	130	119	10%	13%
EpiPen	—	—	—	—	70	54	28%	28%	—	—	—	—
Zithromax	45	43	5%	5%	47	58	(19%)	(18%)	175	164	7%	12%
Relpax	33	38	(12%)	(12%)	44	44	—	2%	16	16	(1%)	(1%)
Xanax	87	84	4%	3%	18	20	(10%)	(8%)	72	70	4%	2%
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	917	959	(4%)	(4%)	993	985	1%	3%	1,571	1,550	1%	3%
Sterile Injectable Pharmaceuticals (SIP)(h)	$626	$662	(5%)	(4%)	$508	$555	(8%)	(9%)	$1,515	$1,315	15%	17%
Medrol	49	51	(4%)	(2%)	24	24	—	—	93	90	4%	3%
Sulperazon	—	—	—	—	12	14	(17%)	(14%)	460	382	20%	23%
Fragmin	148	162	(9%)	(6%)	79	74	7%	4%	59	52	14%	12%
Tygacil	78	69	14%	13%	6	6	4%	2%	131	119	10%	10%
Precedex	—	—	—	—	57	55	4%	5%	47	47	—	(4%)
Zosyn/Tazocin	2	—	*	*	1	—	*	*	31	11	*	*
All other SIP	349	379	(8%)	(7%)	330	381	(14%)	(14%)	695	614	13%	15%
Peri-LOE Products(i)	$769	$1,294	(41%)	(40%)	$648	$707	(8%)	(7%)	$1,323	$1,288	3%	4%
Celebrex	28	32	(11%)	(11%)	271	283	(4%)	(2%)	312	302	3%	5%
Lyrica EH(c)	438	692	(37%)	(36%)	—	—	—	—	116	109	6%	2%
Vfend	57	191	(70%)	(70%)	104	125	(17%)	(15%)	246	243	1%	4%
Viagra EH(d)	46	50	(7%)	(6%)	35	38	(8%)	(8%)	300	295	2%	5%
Pristiq	28	23	23%	21%	69	71	(3%)	(5%)	73	60	20%	16%
Zyvox	28	102	(72%)	(72%)	65	77	(16%)	(14%)	172	176	(2%)	—
Revatio	69	119	(42%)	(42%)	30	36	(15%)	(12%)	34	32	6%	2%
All other Peri-LOE Products	75	86	(12%)	(14%)	73	76	(4%)	(2%)	70	71	(1%)	6%
Biosimilars(j)	$355	$277	28%	27%	$14	$8	80%	75%	$44	$30	45%	41%
Inflectra/Remsima	261	171	53%	52%	13	5	*	*	27	12	*	*
All other Biosimilars	94	106	(12%)	(12%)	1	3	(50%)	(51%)	17	18	(7%)	(6%)
Pfizer CentreOne(k)	$109	$138	(21%)	(21%)	$18	$21	(15%)	(16%)	$43	$46	(7%)	(7%)
Hospira Infusion Systems (HIS)(l)	$1	$55	(98%)	(97%)	$12	$96	(87%)	(88%)	$19	$102	(81%)	(81%)
Total Lyrica(c)	$438	$692	(37%)	(36%)	$832	$809	3%	5%	$331	$327	1%	3%
Total Viagra(d)	$46	$50	(7%)	(6%)	$69	$72	(4%)	(5%)	$300	$295	2%	5%
Total Alliance revenues	$593	$382	55%	55%	$297	$247	20%	22%	$(1)	$1	*	(72%)
Compared with full-year 2016, total international revenues for full-year 2017 were unfavorably impacted by approximately $100 million as a result of full-year 2017 having one less selling day in international markets.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (m) to (o) below, respectively, and the product revenues from these regions are described on pages 36 and 38.

(b)
The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all Medivation and Anacor commercial operations. The commercial operations of Medivation and Anacor are included in IH’s operating results commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, IH’s operating results for fourth-quarter and full-year 2016 include three months of Medivation operations and three months and approximately six months, respectively, of Anacor operations. Through December 31, 2016, includes Duavive/Duavee and Viviant (recorded in All other Internal Medicine in 2016), which were transferred from Innovative Health to Essential Health effective January 1, 2017 (recorded in All other LEP (EH) beginning January 1, 2017), in order to align these products with our management of the women’s health portfolio within EH.

(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH. Viagra lost exclusivity in the U.S. in December 2017. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH. Therefore total Viagra worldwide revenues will be reported in EH from 2018 forward.

(e)	International Ibrance revenues were negatively impacted by a one-time price adjustment to full-year 2017 revenues related to finalizing reimbursement agreements in certain developed Europe markets.
(f)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and Hospira Infusion Systems (HIS) (through February 2, 2017) and includes all legacy Hospira commercial operations. On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the fourth quarter of 2017 do not reflect HIS global operations, while EH’s operating results for the fourth quarter of 2016 reflect three months of HIS global operations. EH’s operating results for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while EH’s operating results for full-year 2016 reflect twelve months of HIS global operations. The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in EH’s operating results commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, EH’s operating results for fourth-quarter and full-year 2017 reflect approximately three months and eleven months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.

(g)
Legacy Established Products primarily includes products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women’s health portfolio within EH. See note (b) above.

(h)	Sterile Injectable Pharmaceuticals includes generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(i)
Peri-LOE Products includes products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; Viagra in all countries (excluding the U.S. and Canada); and worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH. Therefore total Viagra worldwide revenues will be reported in EH from 2018 forward. See note (d) above.

(j)
Biosimilars includes Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(k)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc.

(l)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(m)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(n)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(o)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.
We performed certain reclassifications, primarily within Pfizer CentreOne as well as between Legacy Established and Sterile Injectable Pharmaceuticals, to conform to the current period presentation.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of January 30, 2018. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions and other business development activities, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments received by us from regulatory authorities such as the U.S. Food and Drug Administration (FDA) and the European Medicines Agency with respect to certain of our drug applications to the satisfaction of those authorities;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with preliminary, early stage or interim data, including the risk that final results of studies for which preliminary, early stage or interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the preliminary, early stage or interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all or to realize the anticipated benefits of such transactions;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, debarment, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any repeal, substantial modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the recently passed Tax Cuts and Jobs Act;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for Xtandi and expand Xtandi into the non-metastatic castration-resistant prostate cancer setting; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our evaluation of strategic alternatives for our Consumer Healthcare business, including, among other things, the ability to realize the anticipated benefits of any strategic alternatives we may pursue for our Consumer Healthcare business, the potential for disruption to our business and diversion of management’s attention from other aspects of our business, the possibility that such strategic alternatives will not be completed on terms that are advantageous to Pfizer, the possibility that we may be unable to realize a higher value for Pfizer Consumer Healthcare through strategic alternatives and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.